Exhibit 99.1

Daktronics, Inc. Announces Third Quarter Fiscal 2022 Results

Brookings, S.D., March 10, 2022 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported its results for fiscal 2022 third quarter which ended January 29, 2022.

Q3 FY2022 financial highlights:

●	Net sales of $139.6 million as a result of record orders and eased pandemic related site restrictions
●	Operating loss of $5.7 million realized due to inflation in materials and freight costs, increased personnel spend, and a warranty charge
●	Record level of orders of $214.8 million
●	Product order backlog of $353 million(1), driven by record order volume and muted conversion to sales due to supply chain challenges

Reece Kurtenbach, chairman, president and chief executive officer stated, "Demand for our products and solutions were at record levels, reflecting the economic recovery from the global pandemic, the increasing adoption and use of audiovisual communication systems, and our reputation as a leading provider. We continue to navigate the parts and labor cost and availability headwinds. Sales volumes and gross profit levels were muted because of the supply chain disruptions, expediting and other efforts to react to schedule changes, and inflationary changes. To offset these cost trends, we began implementing price increases across the business for deliveries into next fiscal year."

Outlook

Kurtenbach added, "We expect dynamic and volatile supply chain and labor conditions to persist through the calendar year.  As the environment evolves, we plan to adjust and adapt our pricing, production schedules and capacity levels to best serve our customers and improve profitability.  Over the long-term, we believe the audiovisual industry is poised for growth.  We are actively investing in new technologies and markets to make Daktronics and our solutions the preferred choice; positioning the business for long-term growth and increasing value for our stakeholders."

Third Quarter and Year to Date Results

Orders for the third quarter of fiscal 2022 increased 147.2 percent as compared to the third quarter of fiscal 2021. Each business unit's order volume grew through the first nine months of fiscal 2022 reflecting the recovery from the impact of the global pandemic among our customers.

Net sales increased by 48.2 percent in the third quarter of fiscal 2022 as compared to the third quarter of fiscal 2021. Net sales for the nine months ended January 29, 2022 increased by 22.9 percent as compared to the same period one year ago. Sales growth was driven by increased orders. Material supply and labor shortages are creating an increase in lead times and extending the timing of converting some orders to sales in the near-term. This has contributed to a larger than typical backlog.

Gross profit as a percentage of net sales was 16.0 percent for the third quarter of fiscal 2022 as compared to 25.4 percent a year earlier and 19.3 percent for the nine months ended January 29, 2022, as compared to 25.5 percent for the nine months ended a year earlier. The decline in gross profit percentage in fiscal 2022 is primarily related to the ongoing supply chain disruptions and inflationary challenges in materials, freight, and personnel related costs, the difference in sales mix between periods, a warranty charge, and other factors experienced during fiscal 2021.  Factors impacting gross profit in the third quarter of fiscal 2021 included a positive $2.1 million or 2.2 percent gross profit impact from a litigation claim reversal and adjustments to operations because of the COVID-19 pandemic.

Operating expenses for the third quarter of fiscal 2022 were $28.0 million, compared to $24.2 million for the third quarter of fiscal 2021 or an increase of 15.7 percent and $82.4 million for the nine months ended January 29, 2022, as compared to $77.0 million for the same nine month period in fiscal 2021. The increases were primarily personnel related expenses.

Operating loss as a percent of sales for the quarter was 4.1 percent as compared to an operating loss as a percent of sales of 0.3 percent during the third quarter of fiscal 2021 and operating income as a percentage of sales of 1.0 percent for the nine months ended January 29, 2022, as compared to 4.4 percent for the nine months ended a year prior.

The effective tax rate for the third quarter of fiscal 2022 was 32.2 percent compared to 82.0 percent for the third quarter of fiscal 2021. The effective tax rate for the nine months ended January 29, 2022, was 9.4 percent compared to an effective tax rate of 21.3 percent for the same nine month period in fiscal 2021. The difference in tax rates is primarily driven by an increase in estimated permanent tax costs proportionate to a decrease in estimated pre-tax earnings in the third quarter of fiscal 2022 compared to no change in the estimated tax rate for the third quarter of fiscal 2021. Additionally, there were return-to-provision adjustments made in each respective quarter impacting the rate.

Cash, restricted cash and marketable securities at the end of the third quarter of fiscal 2022 were $35.8 million, which compares to $81.0 million at the end of the third quarter of fiscal 2021 and $80.4 million at the end of fiscal 2021. There were no advances under the loan portion of the line of credit compared to $15.0 million outstanding at the end of the third quarter of fiscal 2021. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a negative $34.7 million for the first nine months of fiscal 2022, as compared to a positive free cash flow of $41.8 million for the same period in fiscal 2021. The change in cash use was created by growing operating assets for the growth of order activity and because of increased investments of capital assets for capacity, loans to affiliates and the share repurchase program. Net investment in property and equipment was $9.2 million for the first nine months of fiscal 2022, as compared to $6.5 million for the first nine months of fiscal 2021.

(1) Backlog is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended May 1, 2021.

About Daktronics

Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2021 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	January 29,	January 30,	January 29,	January 30,
	2022	2021	2022	2021
Net sales	$139,558	$94,139	$448,767	$365,150
Cost of sales	117,250	70,198	362,007	272,134
Gross profit	22,308	23,941	86,760	93,016

Operating expenses:
Selling	12,735	12,004	37,012	36,214
General and administrative	8,328	6,389	24,100	20,777
Product design and development	6,925	5,784	21,283	20,053
	27,988	24,177	82,395	77,044
Operating (loss)income	(5,680)	(236)	4,365	15,972

Nonoperating (expense) income:
Interest income (expense), net	56	(40)	134	(46)
Other (expense) income, net	(793)	(913)	(2,613)	(2,377)

(Loss) income before income taxes	(6,417)	(1,189)	1,886	13,549
Income tax (benefit) expense	(2,067)	(975)	177	2,880
Net (loss) income	$(4,350)	$(214)	$1,709	$10,669

Weighted average shares outstanding:
Basic	45,223	45,064	45,263	44,908
Diluted	45,223	45,064	45,442	45,061

(Loss) earnings per share:
Basic	$(0.10)	$(0.00)	$0.04	$0.24
Diluted	$(0.10)	$(0.00)	$0.04	$0.24

Daktronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	January 29,	May 1,
	2022	2021
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,883	$77,590
Restricted cash	836	2,812
Marketable securities	4,035	—
Accounts receivable, net	96,710	67,808
Inventories	111,110	74,356
Contract assets	39,874	32,799
Current maturities of long-term receivables	1,550	1,462
Prepaid expenses and other current assets	12,903	7,445
Income tax receivables	2,426	731
Total current assets	300,327	265,003

Property and equipment, net	58,262	58,682
Long-term receivables, less current maturities	7,655	1,635
Goodwill	8,099	8,414
Intangibles, net	1,579	2,083
Investment in affiliates and other assets	27,398	27,403
Deferred income taxes	11,731	11,944
Total non-current assets	114,724	110,161
TOTAL ASSETS	$415,051	$375,164

Daktronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (continued) (in thousands)

	January 29,	May 1,
	2022	2021
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$62,835	$40,251
Contract liabilities	79,591	64,495
Accrued expenses	32,031	30,672
Warranty obligations	11,378	10,464
Income taxes payable	545	738
Total current liabilities	186,380	146,620

Long-term warranty obligations	15,793	15,496
Long-term contract liabilities	10,738	10,720
Other long-term obligations	7,460	7,816
Long-term income taxes payable	478	548
Deferred income taxes	363	410
Total long-term liabilities	34,832	34,990
TOTAL LIABILITIES	221,212	181,610

SHAREHOLDERS' EQUITY:
Common stock	61,794	60,575
Additional paid-in capital	47,903	46,595
Retained earnings	97,725	96,016
Treasury stock, at cost	(10,101)	(7,297)
Accumulated other comprehensive loss	(3,482)	(2,335)
TOTAL SHAREHOLDERS' EQUITY	193,839	193,554
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$415,051	$375,164

Daktronics, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	January 29,	January 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,709	$10,669
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	11,544	12,848
Gain on sale of property, equipment and other assets	(737)	(244)
Share-based compensation	1,503	1,563
Equity in loss of investees	1,966	1,740
Provision for doubtful accounts	(600)	1,551
Deferred income taxes, net	151	(21)
Change in operating assets and liabilities	(41,000)	20,115
Net cash (used in) provided by operating activities	(25,464)	48,221

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,024)	(6,935)
Proceeds from sales of property, equipment and other assets	838	470
Purchases of marketable securities	(4,045)	—
Proceeds from sales or maturities of marketable securities	—	982
Purchases of and loans to equity investees	(6,695)	(1,328)
Net cash used in investing activities	(19,926)	(6,811)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term obligations	(200)	(431)
Payments for common shares repurchased	(3,000)	—
Proceed from exercise of stock options	8	—
Tax payments related to RSU issuances	(199)	(125)
Net cash used in financing activities	(3,391)	(556)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	98	(505)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(48,683)	40,349

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	80,402	40,412
End of period	$31,719	$80,761

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Nine Months Ended
	January 29,	January 30,	Dollar	Percent	January 29,	January 30,	Dollar	Percent
	2022	2021	Change	Change	2022	2021	Change	Change
Net Sales:
Commercial	$40,095	$30,085	$10,010	33.3%	$107,339	$94,947	$12,392	13.1%
Live Events	39,057	23,330	15,727	67.4	150,840	112,626	38,214	33.9
High School Park and Recreation	23,721	14,644	9,077	62.0	84,362	71,165	13,197	18.5
Transportation	15,823	11,769	4,054	34.4	42,434	41,590	844	2.0
International	20,862	14,311	6,551	45.8	63,792	44,822	18,970	42.3
	$139,558	$94,139	$45,419	48.2%	$448,767	$365,150	$83,617	22.9%
Orders:
Commercial	$47,012	$34,806	$12,206	35.1%	$143,699	$92,929	$50,770	54.6%
Live Events	79,478	11,075	68,403	617.6	169,665	93,619	76,046	81.2
High School Park and Recreation	35,884	16,366	19,518	119.3	107,246	64,582	42,664	66.1
Transportation	20,810	12,991	7,819	60.2	56,854	37,713	19,141	50.8
International	31,605	11,650	19,955	171.3	82,778	55,864	26,914	48.2
	$214,789	$86,888	$127,901	147.2%	$560,242	$344,707	$215,535	62.5%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Nine Months Ended
	January 29,	January 30,
	2022	2021
Net cash (used in) provided by operating activities	$(25,464)	$48,221
Purchases of property and equipment	(10,024)	(6,935)
Proceeds from sales of property and equipment	838	470
Free cash flow	$(34,650)	$41,756

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.